Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: Christine Parker – Director, Investor Relations (713) 623-0790

CORNELL RECEIVES NOTICE TO PROCEED AT MOSHANNON VALLEY CORRECTIONAL CENTER

Houston, TX (April 3, 2006) -- Cornell Companies, Inc. (NYSE: CRN) has received a Notice to Proceed from the Federal Bureau of Prisons (BOP) at the company’s Moshannon Valley Correctional Center in Philipsburg, Pennsylvania.  The Moshannon Valley facility is a 1,300-bed low security institution for federal inmates.

James E. Hyman, Cornell’s chairman and chief executive officer, stated, “We are proud to officially begin our operating partnership with the BOP at Moshannon Valley – the first federal facility in the Commonwealth of Pennsylvania to be operated by a private provider.  We have a long history of successful relationships with both the BOP and our local communities that we are excited to commence at Moshannon Valley.

“This project represents seven years of persistent effort and dedication from state and local officials, our BOP customer, the people of Philipsburg and nearby areas, and our employees.  We are pleased that this tremendous contribution has resulted in such a successful project.”

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The company (www.cornellcompanies.com) has 82 facilities in 18 states and the District of Columbia. Cornell has a total service capacity of 19,442.

Certain statements included in this news release are intended as "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties inherent in the Company's businesses relating to these forward-looking statements are found in the Company's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

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